Exhibit 99.1

Neiman Marcus, Inc. Reports Fourth Quarter and Fiscal Year End Revenues

DALLAS--(BUSINESS WIRE)--August 2, 2012--Neiman Marcus, Inc. announced the following preliminary company-wide revenues for the fourth quarter and fiscal year 2012.

	13 weeks ended (4th Fiscal Quarter)

	July 28, 2012	July 30, 2011	% Change

Total Revenues	$1.01 billion	$920 million	9.3%

Comparable Revenues	$991 million	$918 million	7.9%

	52 weeks ended

	July 28, 2012	July 30, 2011	% Change

Total Revenues	$4.35 billion	$4.00 billion	8.6%

Comparable Revenues	$4.32 billion	$4.00 billion	7.9%

For the fourth quarter of fiscal year 2012, comparable revenues in the Specialty Retail Stores segment increased 5.3 percent. Revenue growth trends were the strongest in the company’s stores in Texas and the Southeast. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included women’s shoes, beauty, jewelry and men’s.

Comparable revenues at Neiman Marcus Direct for the fourth quarter of fiscal year 2012 increased 18.8 percent. The top selling merchandise categories in the Direct Marketing segment included women’s contemporary sportswear, shoes, handbags, beauty and men’s.

Comparable revenues for Neiman Marcus, Inc. for fiscal year 2012 increased 7.9 percent. For fiscal year 2012, Specialty Retail Stores comparable revenues increased 6.0 percent. Neiman Marcus Direct fiscal year 2012 revenues were 16.1 percent above last year.

Neiman Marcus, Inc. plans to report fourth quarter earnings on Wednesday, September 12, 2012. The Company will host a conference call the same day that will be simultaneously webcast.

The Company’s thirteen week reporting period is consistent with last year and reflects a 4-5-4 week fiscal fourth quarter.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities and senior subordinated notes; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities and the indentures governing its senior subordinated notes; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Neiman Marcus, Inc.
Stacie Shirley, 214-757-2967
Senior Vice President – Finance and Treasurer
or
Mark Anderson, 214-757-2934
Director – Finance